[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24(b)-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.10

DATED 24TH JUNE 2004

VIEWSONIC EUROPE LIMITED

AND

BURDALE FINANCIAL LIMITED

FACILITY AGREEMENT

US$20,000,000

Nabarro Nathanson
Lacon House
Theobald’s Road
London WC1X 8RW

Tel: 020 7524 6000

i

FACILITY AGREEMENT

DATE  24th JUNE 2004

PARTIES

(1)                                    VIEWSONIC EUROPE LIMITED (the “Company”);

(2)                                    THE SUBSIDIARIES of the Company listed in part II of Schedule 1 as original guarantors (together with the Company the “Original Guarantors”);

(3)                                    BURDALE FINANCIAL LIMITED (Registered in England and Wales No 2656007) ((together with its successors and assigns) the “Lender”).

IT IS AGREED AS FOLLOWS:

1.                                           DEFINITIONS AND INTERPRETATION

1.1                                    Definitions

In this Agreement:

“Accession Letter”

means a document substantially in the form set out in Schedule 5 (Form of Accession Letter);

“Additional Borrower”

means a company which becomes an Additional Borrower in accordance with clause 24.2 (Changes to the Obligors);

“Actual Date of Payment”

means in relation to a Purchased Receivable, the date on which full payment in respect of that Purchased Receivable is made into a Blocked Account by the relevant account debtor or the relevant Facility Company;

“Additional Guarantor”

means a company which becomes an Additional Guarantor in accordance with clause 24.3 (Changes to the Obligors);

“Additional Obligor”

means an Additional Borrower or an Additional Guarantor;

“Affiliate”

means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Authorisation”

means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Limit”

means each of the Availability Limits established or referred to in clause 6 (Restrictions applicable to individual Facilities);

“Availability Period”

means the period from and including the date of this Agreement to and including the date falling five Business Days prior to the Final Repayment Date, or such later date as the Lender may allow;

“Blocked Accounts”

has the meaning given to it in the Debenture;

“Borrower”

means the Company and any Additional Borrower;

“Business Day”

means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Charged Accounts”

means the Blocked Account and the Other Accounts;

“Cash Request”

means a request in the form set out in part II of Schedule 4.

“Debenture”

means the first-ranking debenture executed or to be executed by the Obligors in favour of the Lender;

“Deed of Accession”

has the meaning given to it in the Debenture;

“Default”

means an Event of Default or any event or circumstance specified in clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Dilution Rate”

means the monthly value of credit notes and non-cash credits issued by a Borrower as a percentage of the monthly value of sales;

“Documents”

means any and all documents which represent or relate to any Goods and/or the possession of and/or ownership of and/or insurance of and/or warehousing of and/or any other dealing in or with any Goods;

“Dollars”, “US Dollars” and “$”

means the lawful currency of the United States of America;

“Dutch Pledge”

means a pledge over Stock held for the Company by Furness Logistics BV, at Trade Boulevard 4, Haven nummer 5284761, RL Moerdijk, the Netherlands and other locations;

“Eligible Country”

means (i) any country which was a Member State of the European Union on 1 January 2004, (ii) Israel, (iii) Norway, and (iv) Switzerland;

“Eligible Receivables”

has the meaning given to it in Schedule 3;

“Eligible Stock”

has the meaning given to it in Schedule 3;

“Event of Default”

means any event or circumstance specified as such in clause 22 (Events of Default);

“Expiry Date”

means for an L/C, the last day of its Term;

“Facility”

includes the Receivables Finance Facility and the Revolving Credit Facility;

“Facility Companies’’

includes the Borrowers and the Guarantors;

“Facility Limit”

means US $20,000,000;

“Final Repayment Date”

means the date falling 36 months after the date of this Agreement;

“Finance Document”

means this Agreement, the Security Documents, any Accession Letter and any other document designated as such by the Lender and the Company;

“Financial Indebtedness”

means any indebtedness for or in respect of:

(a)                                    moneys borrowed;

(b)                                    any amount raised by acceptance under any acceptance credit facility;

(c)                                     any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                    the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                     receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                       any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                     any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                    any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)                                       the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above;

“GAAP”

means generally accepted accounting principles in the United Kingdom or other country of incorporation where applicable;

“Goods”

means all Stock, produce inventory and/or other goods and in respect of which an L/C has been issued;

“Guarantor”

means an Original Guarantor or an Additional Guarantor;

“Holding Company”

means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Ineligible Country”

means any country other than:

(a)                                    an Eligible Country; and

(b)                                    any country or territory in the Middle East;

‘‘L/C’’

means a letter of credit, guarantee or similar assurance which is from time to time either:

(c)                                     opened by the Lender for the account of a Borrower; or

(d)                                    with respect to which the Lender has agreed to indemnify the issuer or to guarantee the obligations of a Borrower to such issuer;

“L/C Exposure”

means:

(a)                                    in relation to an L/C opened for the purpose of purchasing Eligible Stock, the face amount of such L/C less the aggregate of:

(i)                                       the relevant Stock Percentage of the cost of such Eligible Stock covered by that Letter of credit; and

(ii)                                   all freight, taxes, duties and other amounts estimated by the Lender to be payable in order to ensure the delivery of such Eligible Stork to the premises designated by the relevant Borrower in the Netherlands or in such other country as the Lender may approve; and

(b)                                    in relation to any other L/C, the face amount of such L/C and other commitments assumed by the Lender with respect thereto;

“L/C Limit”

means $1,000,000;

“L/C Request”

means a request in the form set out in part III of Schedule 4;

“LIBOR”

means:

(a)                                    the 30 day LIBOR US Dollar rate (or, as the case may be, the rate for the other Permitted Currency in which the relevant amount is deposited or outstanding) on the first day of each month in the Financial Times, London edition as conclusively determined by the Lender; or

(b)                                    if, for any reason, the Financial Times, London edition ceases or fails to quote such a rate) the 30 day LIBOR US Dollar Rate (or, as the case may be, the rate for the Permitted Currency in which the relevant amount is outstanding) from whichever source it may reasonably select;

“Mandatory Cost”

means the cost (calculated as a percentage rate per annum) of the London branch of Wachovia N.A. (or any other bank from which the Lender obtains funding for its provision of the Facilities) of complying with the requirements of the Bank of England and/or the Financial Services Authority and/or any other applicable regulatory authority in respect of monetary control, liquidity or otherwise in relation to amounts similar to those made available under this Agreement;

“Margin”

means two per cent, per annum;

“Material Adverse Effect”

means an effect which (in the reasonable opinion of the Lender) results in or is likely to result in a material adverse change in:

(a)                                    the business, performance, operations or assets of the Obligors (whether individually or collectively); or

(b)                                    the ability of any Obligor to perform any of its respective obligations under any of the Finance Documents; or

(c)                                     the legality, validity, priority or enforceability of any obligations or security created by or arising under any Finance Document.

Where, however, the Company is required to represent, warrant or otherwise to confirm that no Event of Default involving a Material Adverse Effect has occurred, such representation, warranty or other confirmation shall be made or given by reference to the reasonable opinion of the company.

“Maturity Date”

means, in relation to a Receivable, the Business Day which is, or immediately succeeds, the date which is the earlier of:

(a)                                    60 days after the contractual due date for payment in respect of such Receivable; and

(b)                                    90 days after the date of the invoice in respect of such Receivable;

“Net Stock Value”

means the net value of Stock as determined by the relevant Obligor in accordance with its customary practices and procedures (as disclosed to the Lender prior to the date of this Agreement and as may be varied from time to time with the Lender’s written consent);

“Obligor”

means a Borrower or a Guarantor;

“Original Obligor”

means an Original Borrower or an Original Guarantor;

“Other Accounts”

means the bank accounts of the Obligors specified as Other Accounts in the Debenture and/or such other bank accounts of the Obligors as the, Lender may permit;

“Outstanding Purchase Price”

means the aggregate amount from time to time of the Purchase Prices actually paid or (pursuant to clause 7.3.1) deemed to be paid by the Lender under this Agreement and which have not been repaid;

“Permitted Currencies”

means US dollars, euro and sterling;

“Permitted Security Interest”

means a charge over a deposit of £31,000 in the Company’s premium business account number [*], sort code [*] executed by the Company in favour of [*] and dated [*];

“Purchase Commission”

means the purchase commission payable pursuant to clause 12.1. (Calculation of Interest and Purchase Commission);

“Purchase Date”

means, in relation to a Purchased Receivable, the date on which the Lender receives the applicable Purchase Request;

“Purchase Price”

means the purchase price to be paid by the Lender in respect of an Eligible Receivable upon receipt of a Cash Request, being:

(a)                                    in relation to any Eligible Receivable owing by a debtor in an Eligible Country, 80 per cent of such Eligible Receivable;

* Confidential Treatment Requested

(b)                                    in relation to Eligible Receivables owing by debtors in an Ineligible Country:

(i)                                       during the period May- August, in any year, 40 per cent; and

(ii)                                   during any other period, 20 per cent, provided that (x) (in each case) such percentage shall be increased to 70 per cent if the Company arranges for those Receivables to be covered by trade insurance acceptable to the Lender (y) the maximum amount to be advanced in reliance upon such Receivables shall not exceed $2,500,000 at any time and (z) the maximum amount of such Receivables owing by a single debtor shall not exceed $350,000;

“Purchase Request”

means a request in the form of part I of Schedule 4;

“Purchased Receivable”

means a Receivable purchased by the Lender under this Agreement;

“Receivable”

means any debt owing to a Borrower, together with all connected rights, claims, deposits and payments;

“Receivables Finance Facility”

means the receivables finance facility made available under this Agreement as described in clause 2.1 (a);

“Reserves”

means reserves from time to time established by the Lender to reflect:

(a)                                    the full amount of any liabilities or amounts which may (by virtue of any Security Interest, the provisions of the Enterprise Act 2002, any other statutory provision or otherwise) rank equally with or in priority to the Security Interests granted to the Lender under the Finance Documents or which may otherwise be unavailable to the Lender in the event of an insolvency;

(b)                                    the amounts believed by the Lender (acting reasonably) to represent three months of all third party warehouse lease costs and similar liabilities; and

(c)                                     the amounts believed by the Lender (acting reasonably) to be necessary to provide for possible inaccuracies in any report or in any information provided to the Lender in connection with this Agreement;

“Review Period”

means each twelve month period ending on the last day of each calendar month;

“Revolving Credit Facility”

means the revolving credit facility made available under this Agreement as described in clause 2.1(b);

“Revolving Credit Limit”

means $14,000,000;

“Revolving Loan”

means a Loan made in respect of the Revolving Credit Facility;

“Sales Days”

means the number of units of stock for a specific product divided by the number of units of that product sold for the last three months multiplied by 90 days;

“Security Documents”

includes:

(a)                                    the Debenture;

(b)                                    the Dutch Pledge; and

(c)                                     any other document from time to time executed by any person by way of security for the obligations of any Obligor pursuant to this Agreement;

“Security Interest”

means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person, or any arrangement having similar effect but excluding any such interests which:

(a)                                    are created in favour of the Lender,

(b)                                    which arise by operation of law in the ordinary course of trading; or

(c)                                     are Permitted Security Interest;

“Stock”

means each Borrower’s stock and inventory at any time;

“Stock Percentage”

means with respect to each specific line of Stock held on land or in transit by sea:

(d)                                    the first 180 Sales Days of Stock, 55 per cent; and

(e)                                     the Stock between 181 and 360 Sales Days, 25 per cent.

“Subsidiary”

means a subsidiary within the meaning of section 736 of the Companies Act 1985;

“Tax”

means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Tax Credit”

means a credit against, relief or remission for, or repayment of any Tax;

“Tax Deduction”

means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

“Tax Payment”

means an increased payment made by an Obligor to a Lender under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity);

“Term”

means each period determined under this Agreement for which the Lender is under a liability under or with respect to an L/C;

“Total Availability”

means at any relevant time: (i) the Total Receivables Availability; PLUS (ii) the Total Stock Availability; LESS (iii) the amount of the Reserves;

“Total Receivables Availability”

means at any time the applicable Purchase Price of the Eligible Receivables less maximum discounts, credits and allowances of any nature which may be taken by or granted to any account debtor or any other person in connection with the Eligible Receivables at such time;

“Total Stock Availability”

means at any time, the Stock Percentage of the Net Stock Value of Eligible Stock at such time;

“Trading Cashflow”

means, in relation to any Review Period, the profit before tax on ordinary activities of the Company for that period:

(a)                                    adding back any depreciation or amortisation;

(b)                                    adjusting for any unrealised currency gains or losses;

(c)                                     excluding any extraordinary or exceptional profits;

(d)                                    deducting any capital expenditure; and

(e)                                     making such other adjustments as the Lender may from time to time approve in writing;

“Unpaid Sum”

means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“Utilisation”

means a utilisation of a Facility;

“Utilisation Date”

means the date specified by the Company in any Utilisation Request on which a Utilisation is, or is to be, made;

“Utilisation Request”

includes (as the context may require) a Purchase Request, a Cash Request, and an L/C Request;

“VAT”

means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                                    Construction

1.2.1                          Unless a contrary indication appears, any reference in this Agreement to;

(a)                                     “assets” includes present and future properties, revenues and rights of every description;

(b)                                     a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(c)                                      “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(d)                                     a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(e)                                      a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(f)                                        a provision of law is a reference to that provision as amended or re-enacted; and

(g)                                      a time of day is a reference to London time.

Clause and Schedule headings are for ease of reference only.

1.2.2                          A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.2.3                          If at any time there are no persons who are Guarantors, the term Obligors shall be construed, while such circumstance is continuing, as a reference solely to the Facility Companies and if at that time the Company is the only Facility Company the references in this Agreement to Facility Company shall, whilst such circumstance is continuing, be construed accordingly.

1.3                                    Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2.                                           THE FACILITIES

2.1                                    The Facilities

Subject to the terms of this Agreement, and during the Availability Period, the Lender makes available to the Borrowers:

2.1.1                          a receivables finance facility (the “Receivables Finance Facility”) pursuant to which the Lender will from time to time during the Availability Period purchase Receivables from the Facility Companies; and

2.1.2                          a revolving credit facility (the “Revolving Credit Facility”) pursuant to which the Lender will from time to time:

(a)                                     make Revolving Loans to the Borrowers, and

(b)                                     issue or procure the issue of L/Cs for the account of the Borrowers.

3.                                           PURPOSE

3.1                                    Purpose

Each Borrower shall apply all amounts borrowed or raised by it in respect of the Revolving Credit Facility, for its general corporate and working capital purposes and to the extent permitted pursuant to clause 6.4, for the repayment of intra-group indebtedness.

3.2                                    Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement. A contravention of clause 3.1 shall not affect the obligations of the Obligors under the Finance Documents.

4.                                           CONDITIONS OF UTILISATION

4.1                                    Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender.

4.2                                    Further conditions precedent

The Lender will only be obliged to comply with the terms of a Utilisation Request if on the date on which it is given and on the proposed Utilisation Date:

4.2.1                          no Default is continuing or would result from the proposed Utilisation; and

4.2.2                          the representations set out in clause 19 are true in all material respects with reference to the facts and circumstances then subsisting.

5.                                           UTILISATION

5.1                                    Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Lender of a duly completed Utilisation Request with respect to the relevant Facility not later than 11.00 am on the proposed Utilisation Date. The relevant Borrower will deliver the form of Utilisation Request appropriate to the desired form of Utilisation.

5.2                                    Completion of a Utilisation Request

5.2.1                          Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)                                     the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility in question; and

(b)                                     the Utilisation Request is expressed in a Permitted Currency and it otherwise complies with (and contains the information and enclosures required by) the applicable form of Utilisation Request.

5.2.2                          Only one type of Utilisation may be requested in each Utilisation Request.

5.3                                    Lender’s obligations

If the conditions set out in this Agreement have been met, the Lender shall comply with the terms of a duly completed Utilisation Request on the applicable Utilisation Date.

5.4                                    Reutilisation

Subject to the terms of this Agreement, the Revolving Credit Facility is of a revolving nature and amounts recovered or repaid in respect of the Revolving Credit Facility may accordingly be redrawn, For this purpose, amounts received in respect of the Revolving Credit Facility will be applied in reduction of the relevant Obligor’s liabilities on the Business Day of actual receipt by the Lender

6.                                           RESTRICTIONS APPLICABLE TO INDIVIDUAL FACILITIES

6.1                                    Specific Facility Limits

6.1.1                          The aggregate amount of:

(a)                                     the Outstanding Purchase Price;

(b)                                     all Revolving Loans; and

(c)                                      all L/C Exposures shall not at any time exceed the lesser of:

(i)                                       the Facility Limit; and

(ii)                                   the Total Availability.

6.1.2                          The aggregate amount of.

(a)                                     all Revolving Loans; and

(b)                                     all L/C Exposures shall not exceed the Revolving Credit Limit.

6.1.3                          The aggregate of the Revolving Loans made in respect of Eligible Stock shall not exceed $14,000,000 at any time.

6.1.4                          The aggregate of the Revolving Loans made in respect of Eligible Stock on water shall not exceed $7,500,000 at any time.

6.1.5                          The aggregate amount of all L/C Exposures shall not at any time exceed the L/C Limit.

6.2                                    Revolving Loans

No Revolving Loan may be drawn pursuant to a Cash Request unless either:

6.2.1                          the Receivables Finance Facility is fully utilised; or

6.2.2                          the Obligors have no Receivables with which to utilise the Receivables Finance Facility.

6.3                                    Adjustments

The Lender may (after consultation with the Company) from time to time:

6.3.1                          reduce the Purchase Price in proportion to an increase in the Dilution Rate;

6.3.2                          reduce the Total Stock Availability (or any component of it) to reflect:

(a)                                     any reduction in the rate of turnover, quality, liquidation value or other matter affecting patterns of sale; or

(b)                                     any reduction in the Facility Limit pursuant to any provision of this Agreement;

6.3.3                          allocate the Reserves among the Borrowers in such proportions as the Lender may deem appropriate; and

6.3.4                          establish, in relation to each Borrower, such sub-limits with respect to the Utilisation of the Facilities as it may deem appropriate.

6.4                                    Intra-group Repayments

So long as no Default has occurred, the proceeds of a Utilisation may be applied by an Obligor in the repayment of indebtedness owing to ViewSonic Corporation provided that:

(a)                                     during the period in which such Utilisation is outstanding, the aggregate amount of (i) all outstanding Utilisations; (ii) the amount of such repayment; and (iii) $3,000,000 are less than the Total Availability; or

(b)                                     the repayment is approved by the Lender.

6.5                                    Prohibition on Utilisations

No Utilisation may be made if it would cause any of the limits referred to in this clause 6 to be exceeded.

6.6                                    Deemed Utilisations

If the Lender makes any payment pursuant to or in respect of any L/C then the Obligor for whose account such payment was made shall be deemed on the date of such payment to have received the proceeds of a Utilisation. A Utilisation so deemed to be made shall be deemed to be a Revolving Loan and the other provisions of this Agreement (as to interest, repayment and otherwise) shall apply to such Utilisation accordingly.

7.                                           RECEIVABLES FINANCE

7.1                                    Sale of Receivables

Subject to the terms of this Agreement, each Borrower shall offer to sell its Receivables to the Lender by delivery to the Lender at intervals of five Business Days of duly completed Purchase Requests, Delivery of a Purchase Request will oblige the relevant Borrower to sell the Receivables stated in such Purchase Request upon and subject to the terms and conditions of this Agreement.

7.2                                    Determination of Purchase Price

The Lender shall determine the Purchase Price for the Receivables specified in a Purchase Request and will (upon request) advise the relevant Borrower of such determination. The Purchase Price shall only be payable if a valid Cash Request has been delivered to the Lender. When made under the terms of this Agreement, payment of the Purchase Price shall (without further act or document) suffice to constitute the assignment of the relevant Receivable in favour of the Lender.

7.3                                    Order of Application

7.3.1                          Any amounts paid by the Lender pursuant to a Cash Request shall be deemed to be applied (firstly) in the payment of any outstanding and unpaid Purchase Price and (secondly) in the drawing of a Revolving Loan.

7.3.2                          The Lender’s obligation to pay the Purchase Price of any Receivable (or any unpaid portion of it) shall terminate on the earlier of:

(a)                                     the date on which the relevant account debtor pays such receivable; and

(b)                                     the Maturity Date.

7.3.3                          To the extent to which any moneys paid by the Lender to a Borrower (the “Debtor Company”) represent payment of Purchase Price in relation to the Purchased Receivables of another Obligor (the “Creditor Company”) then (without double counting with the provisions of clause 6.5) the Creditor Company shall be deemed to have made an on-demand loan (an “Intercompany Loan”) to the Debtor Company in an amount equal to the amount of such payment by the Lender.

8.                                           PROVISIONS CONCERNING L/CS

8.1                                    No Utilisation request with respect to an L/C may be delivered unless the form and content of the requested L/C has previously been approved by the Lender.

8.2                                    A Borrower which requests the Lender to issue an L/C:

8.2.1                          authorises the Lender to pay any claim made or purported to be made under such L/C and which appears on the face of it to be in order (a “claim”);

8.2.2                          undertakes immediately and unconditionally on demand:

(a)                                     to pay to the Leader an amount equal to the amount of any claim; and

(b)                                     to indemnify the Lender against any cost, loss or liability incurred by the Lender in connection with the L/C or its performance or any other matter relating thereto, other than such cost, loss or liability arising out of the negligence or wilful misconduct of the Lender;

8.2.3                          acknowledges that:

(a)                                     the Lender is not obliged to carry out any investigation or to seek any confirmation from such Borrower or any other person before paying a claim,

(b)                                     the Lender will deal in Documents only and will thus not be concerned with any matters concerning any Goods or other issues relating to the underlying transaction; and

(c)                                      such Borrower will be bound by any action taken by the Lender in good faith in relation to any L/C (including any decision to amend or extend the L/C and any interpretation of the terms or effect of any L/C); and

8.2.4                          acknowledges that its obligations of payment and reimbursement under this clause 8.2 will not be in any way prejudiced, affected or diminished by:

(a)                                     any unenforceability of, or amendment to or extension of, any L/C or any other document or security;

(b)                                     the validity, legitimacy or accuracy of any document or claim submitted pursuant to any L/C or any action taken or omitted with respect thereto; or

(c)                                      any other matter or thing which (but for this provision) might otherwise have the effecting of diminishing or extinguishing the Borrower’s liability pursuant to this clause 8.2.

8.3                                    Pledge

All Goods and Documents are hereby and shall upon despatch from the supplier of any Goods be deemed to be pledged by the relevant Borrower to the Lender and the Goods and the proceeds of all insurances in relation to them and all sales of them and all of the relevant Borrower’s rights as unpaid seller of them shall be a continuing security for the payment and discharge in full of all of the obligations of the relevant Borrower under the Finance Documents.

8.4                                    Perfection of Pledge

The Lender shall be entitled at its option to obtain possession of the Goods in order to perfect the pledge made by clause 8.3. The relevant Borrower assigns to the Lender its right, title and interest in and to the Documents and all claims and rights arising from them and the relevant Borrower irrevocably and unconditionally authorises the Lender, following the occurrence of an Event of Default, to sign all documents and do all such other things as may be necessary to obtain possession of and to realise the Goods, and to apply the proceeds in reduction of amounts owing under this Agreement.

8.5                                    Trust Receipts

The Goods and the Documents shall only be released to the relevant Borrower by the Lender against receipt by the Lender of a duly executed trust receipt from the relevant Borrower in the Lender’s standard form at the time or (failing such execution) shall be deemed to be subject to a trust receipt in such form.

8.6                                    Separation

Each Borrower undertakes to keep the Documents and the Goods separate and distinct from any other bills of lading, documents of title or goods.

9.                                           CURE RIGHTS

9.1                                    Cure Defaults

The Lender (acting in the name of and on behalf of, the relevant Obligor) may, at its option and upon notice to the Company to that effect:

9.1.1                          cure any default by any Obligor under any agreement with respect to a Receivable or under any other agreement with a third party as the Lender may consider necessary to facilitate the collection of Receivables or to facilitate access to any Security under any of the Security Documents;

9.1.2                          make any payment, reach any settlement or compromise, issue, make or pay any bond; appeal any judgment against an Obligor or take any other action it may deem necessary to prevent any repossession, seizure, execution, attachment or similar process against any plant, machinery or other asset of an Obligor which might impair the Security (or the enforcement of any Security) granted to the Lender under any Security Document; and

9.1.3                          discharge any Taxes and any other Security Interests from time to time subsisting with respect to any asset of any Obligor.

10.                                    REPAYMENT

10.1                             Receivables Finance

10.1.1                   If the Lender determines that it has not received (in accordance with clause 10.7) full payment in respect of a Purchased Receivable on the applicable Maturity Date, then the relevant Borrower shall on demand pay to the Lender an amount equal to the Outstanding Purchase Price in respect of such Purchased Receivable.

10.1.2                   Nothing in paragraph (a) above shall prevent the Lender from pursuing payment in respect of the relevant Purchased Receivable from the account debtor or from receiving payment of such Purchased Receivable to the credit of a Blocked Account. Each Obligor shall tender such assistance as the Lender may reasonably require for that purpose.

10.1.3                   The Lender may deduct from payments in respect of Purchased Receivables made by account debtors or any of the Obligors into a Blocked Account the then Outstanding Purchase Price in respect of such Purchased Receivables. Any balance remaining after such deduction shall be applied in accordance with clause 10.2.

10.2                             Other Utilisations

Subject to the other provisions of this Agreement, all amounts standing to the credit of the Blocked Accounts shall be applied in the following order:

10.2.1                   in repayment of the outstanding principal amount of any Revolving Loans in such order and manner as the Lender may determine;

10.2.2                   in payment of any fees, costs and expenses due from any Obligor to the Lender under any Finance Document;

10.2.3                   in payment of.

(a)                                     all interest due on any Revolving Loans made or deemed to be made under this Agreement; and

(b)                                     all Purchase Commission outstanding or falling due for payment on the last Business Day of the then current month;

10.2.4                   in or towards payment of any other amounts owing by any Obligor under any Finance Document; and

10.2.5                   to the relevant Borrower by payment into such Other Account as it may specify.

10.3                             Revision of Order of Application

10.3.1                   If an Event of Default is continuing, clause 10.2 shall not apply and all amounts standing to the credit of a Blocked Account shall be applied to the liabilities of the Obligors under the Finance Documents in such order and manner as the Leader may determine.

10.3.2                   If any amount standing to the credit of one Borrower’s Blocked Account is applied in discharge of the liabilities of another Obligor, then such Obligor shall become indebted to the relevant Borrower on the basis set out in clause 7.3(c), with necessary adaptations.

10.4                             Currencies

Where (i) any amount is held or is to be applied by the Lender in reduction of amounts owing under this Agreement and (ii) the relevant amounts are denominated in different currencies, the Lender may apply the amounts so held or to be applied in the purchase of the latter currency at such rate (including commissions) as the Lender (acting reasonably) may deem to be appropriate. Alternatively, the Lender may hold those funds pending receipt of the Borrower’s instructions. In that event the Lender shall credit the Borrower with interest on such amounts at LIBOR, to the extent to which the sums held do not exceed $20,000,000. The foregoing provision for payment of interest shall only apply to amounts in US dollars or another Permitted Currency.

10.5                             Repayments and Facility Limits

If at any time and for any reason (whether by reason of any Receivables ceasing to be Eligible Receivables, by reason of any fluctuation in the exchange rate of any Permitted Currency as against the US dollar, or otherwise) any outstanding Utilisations cause any applicable limit established pursuant to clause 6 to be exceeded, then the Company will immediately repay or procure the repayment of such amounts (together with accrued interest on such amounts) as may be necessary to remedy the position. If necessary for that purpose, the Company shall also provide or procure the provision of cash cover to the Lender in respect of any Outstanding Purchase Price and/or any contingent obligations assumed by the Lender pursuant to this Agreement.

10.6                             Final Repayment

On the Final Repayment Date, the Company will pay (or procure payment) to the Lender in full all outstanding amounts and unpaid liabilities under the Finance Documents (whether by way of principal, interest, commission, fees, costs, expenses or otherwise) and shall pay to the Lender such amount as is necessary to provide full cash collateral for any Outstanding Purchase Price and any outstanding obligations (contingent or otherwise) assumed by the Lender pursuant to the terms of this Agreement.

10.7                             Collection of Receivables

With respect to the collection of Receivables, each Obligor undertakes with the Lender as follows:

10.7.1                   it will collect and hold the proceeds of such Receivables as agent and trustee for the Lender and immediately pay all amounts so received into a Blocked Account (but pending such payment will not commingle such amounts with any other funds);

10.7.2                   if any account debtor makes a payment into any account which is not a Blocked Account, it will immediately (i) transfer the relevant amounts to a Blocked Account and (ii) direct the relevant account debtor to make future payments to a Blocked Account;

10.7.3                   the payments and collections described in (a) and (b) above shall be carried out on a daily basis or (following a Default) at such other intervals as the Lender may require;

10.7.4                   it will collect all Receivables as agent and trustee for the Lender and pay the proceeds thereof directly to an account prescribed by the Lender for that purpose;

10.7.5                   to the extent to which the Lender does not obtain title to any Purchased Receivable, it will hold such Receivable on trust for the Lender and deal with it in accordance with the other provisions of this clause 10.7;

10.7.6                   it will not grant any credit, discount or similar allowance in respect of any Receivable except in the ordinary course of business in accordance with its normal policies or with the Lender’s consent;

10.7.7                   it will indemnify the Lender on demand against any liability incurred to any bank or person involved in the operation of a Blocked Account.

10.8                             Business Days

If any payment under any Finance Document would otherwise be due on a day which is not a Business Day, it will be due on the next Business Day or (if that Business Day falls in the following month) on the preceding Business Day.

10.9                             Calculation of Interest

All interest and Purchase Commission under this Agreement shall be calculated on the basis of actual days elapsed and a 365 day year. For the purposes of calculating interest and Purchase Commission, any repayments received in respect of the Facilities concerned shall be credited to the relevant Facility three Business Days following receipt by the Lender.

10.10                      Cash Collateral

Any amount to be provided under this Agreement by way of cash collateral in respect of any contingent liability shall stand charged to the Lender by way of cash cover in respect of such obligation and shall be held by the Lender in a blocked interest bearing account for application against such contingent liability. Withdrawals from such account may only be made in order to pay amounts owing to the Lender in respect of the liability concerned and (if so requested by the Lender) the relevant Borrower shall execute a charge over such account in such form as the Lender may require. After such liability has expired or has been settled, any remaining balance shall be applied (i) in settlement of any other amounts then owing to the Lender under any Finance Documents and (ii) in repayment to the Obligor which provided such cash collateral.

11.                                    CANCELLATION

11.1                             Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform or maintain any of its obligations as contemplated by this Agreement then the Lender may notify the Company to that effect. The Facilities shall thereupon be cancelled and the Borrowers to which outstanding Utilisations have been made shall upon demand (i) pay to the Lender all amounts then owing by them under this Agreement (including any accrued interest, fees and other amounts) and (ii) provide cash cover to the Lender in respect of all L/Cs or other contingent obligations assumed it the request of that Borrower.

11.2                             Voluntary cancellation

The Company may, if it gives the Lender not less than 10 Business Days’ prior notice, cancel the whole or any part of a Facility whereupon such Facility shall be cancelled to the extent stated in such notice. No cancellation notice may be given in respect of amounts represented by outstanding Utilisations.

11.3                             Cancellation Fee

If the whole or any part of a Facility is cancelled as a result of (i) a notice given by the Lender or the Company under this clause 11 or (ii) a notice given by the Lender under clause 23 (Events of Default) then and in each such case the Company shall pay to the Lender on the effective date of such cancellation a cancellation fee calculated as a percentage of the amount of the Facilities so cancelled, as follows:

(1)	(2)
Number of Months From date of this Agreement	Applicable Percentage
0-12	2 per cent
12-24	1.5 percent
24-36	1 per cent

11.4                             Restrictions and conditions

Any notice of cancellation or prepayment given this clause 11 shall be irrevocable and, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

11.4.1                   Any repayment or prepayment under this Agreement shall be made together with accrued interest and any other amounts owing in respect of the amount repair or prepaid the amount prepaid.

11.4.2                   No amount of any Facility which is cancelled may subsequently be reinstated. Save as provided by clause 5.4 (Reutilisation) no amount repaid or prepaid may be redrawn.

11.4.3                   The Borrowers shall not repay, prepay or cancel the Facilities or any part of them except at the times and in the manner expressly provided for in this Agreement.

12.                                    INTEREST AND PURCHASE COMMISSION

12.1                             Calculation of interest and Purchase Commission

The rate of interest on each Revolving Loan and the rate of purchase commission payable in respect of the Outstanding Purchase Price for each Purchased Receivable shall be the percentage rate per annum which is the aggregate of:

12.1.1                   the Margin;

12.1.2                   LIBOR; and

12.1.3                   the Mandatory Cost.

12.2                             Payment of interest and Purchase Commission

12.2.1                   The Borrower to which a Revolving Loan has been made shall pay accrued interest on that Revolving Loan on the last Business Day of each month.

12.2.2                   The Borrower which has sold a Receivable to the Lender shall on the last Business Day of each month pay accrued Purchase Commission with respect thereto calculated from the date on which the Purchase Price was paid until the Actual Date of Payment.

12.3                             Default interest

If an Event of Default has occurred and so long as the same is continuing, interest shall accrue on all amounts owing under the Finance Documents at a rate which is three per cent higher than the rate ascertained pursuant to clause 12.1 (Calculation of interest and Purchase Commission). Any interest accruing under this clause 12.3 shall be payable on demand and may be compounded on such basis as the Lender deems appropriate.

13.                                    FEES

13.1                             Commitment fee

The Company shall pay to the Lender a fee computed at the rate of 0.15 per cent, of the undrawn/unutilised amount of the Facility Limit. For these purposes, the amount deemed to be utilised in respect of any period shall be the average outstanding balance of the aggregate of the Revolving Loans, the Outstanding Purchase Price and the L/C Exposure throughout the period in which the calculation falls to be made. The accrued commitment fee is payable on the last day of each calendar month which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the effective date of such cancellation.

13.2                             Arrangement fee

The Company shall pay to the Lender an arrangement fee of $180,000. That fee shall be payable by instalments of $15,000. The first such instalment shall be paid on the date of this Agreement and each subsequent instalment shall be payable on each of the dates falling at three monthly intervals after that date.

13.3                             Monitoring Fee

The Company shall pay to the Lender a monitoring fee of £1,500 on the date of this Agreement and on each of the dates falling at three-monthly intervals after that date until all moneys owing under this Agreement have been paid in full.

13.4                             L/C Fee

Each Borrower shall pay to the Lender a fee equal to 2.4 per cent per annum on the face amount of each L/C issued at the request of that Borrower in respect of the period from the date of issue until the expiry of such L/C. Such fee shall be paid monthly in arrears and on the Expiry Date of such L/C.

14.                                    SET-OFF AND TAX GROSS UP

14.1                             No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) any set-off or counterclaim.

14.2                             Tax gross-up

14.2.1                   Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

14.2.2                   The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

14.2.3                   If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

14.2.4                   If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

14.2.5                   Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3                             Tax indemnity

14.3.1                   The Company shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

14.3.2                   Paragraph (a) above shall not apply to any Tax assessed on the Lender if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.

14.4                             Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

14.4.1                   a Tax Credit is attributable to that Tax Payment; and

14.4.2                   the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave the Lender (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

14.5                             Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.6                             Value added tax

14.6.1                   All consideration expressed to be payable under a Finance Document by an Obligor to a Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Lender to an Obligor in connection with a Finance Document, that Obligor shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

14.6.2                   Where a Finance Document requires an Obligor to reimburse a Lender for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of the costs or expenses to the extent that the Lender reasonably determines that it is not entitled to credit or repayment of the VAT.

15.                                    INCREASED COSTS

15.1                             Increased costs

15.1.1                   Subject to clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

15.1.2                   In this Agreement “Increased Costs” means:

(a)                                     a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(b)                                     an additional or increased cost; or

(c)                                      a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into this Agreement or funding or performing its obligations under any Finance Document.

15.2                             Increased cost claims

If the Lender intends to make a claim pursuant to clause 15.1 (Increased costs) it shall notify the Lender of the event giving rise to the claim.

15.3                             Exceptions

Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

15.3.1                   attributable to a Tax Deduction required by law to be made by an Obligor;

15.3.2                   compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of clause 14.3 (Tax indemnity) applied);

15.3.3                   compensated for by the payment of the Mandatory Cost; or

15.3.4                   attributable to the negligence of or wilful breach by the relevant Lender or its Affiliates of any law or regulation.

16.                                    OTHER INDEMNITIES

16.1                             Currency indemnity

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

16.1.1                   making or filing a claim or proof against that Obligor;

16.1.2                   obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against (i) any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum and (ii) the costs involved in effecting any such currency conversion.

16.2                             Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any cost, loss or liability (including loss of Margin) incurred by the Lender as a result of:

16.2.1                   the occurrence of any Event of Default;

16.2.2                   a failure by an Obligor to pay any amount due under a Finance Document on its due date;

16.2.3                   funding, or making arrangements to fund, any amount requested by a Borrower in a Utilisation Request but not advanced or paid by reason of the operation of any one or more of the provisions of this Agreement; or

16.2.4                   any amount not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

17.                                    COSTS AND EXPENSES

17.1                             Transaction expenses

The Company shall on demand pay the Lender the amount of all costs and expenses (including legal and valuation fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

17.1.1                   this Agreement and any other documents referred to in this Agreement; and

17.1.2                   any other Finance Documents executed after the date of this Agreement.

17.2                             Amendment costs

If an Obligor requests an amendment, waiver or consent, the Company shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

17.3                             Collection Costs

The Company shall on demand pay the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with:

17.3.1                   the remission of loan proceeds, collection of cheques and other items, the issue, maintenance and renewal of L/C’s, establishing and maintaining Charged Accounts, together with the Lender’s associated and customary fees; and

17.3.2                   as out of pocket expenses and costs from time to time (including those incurred prior to the date of this Agreement) during the course of periodic field examinations and appraisals of the Obligor’s assets, operations financial records, systems and forecasts plus a daily charge at the rate of five hundred pounds (£500) for the Lender’s examinations in the field and office for up to four such specific field examinations in any 12 month period prior to a Default and for any other or additional such examinations following a default. The aggregate annual amount charged to the Company in any period of 12 months shall not exceed twelve thousand pounds (£12,000), unless an Event of Default has occurred during that period.

17.4                             Enforcement and other costs

The Company shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the exercise or enforcement of, or the preservation of any rights or discretions under, any Finance Document (including, without limitation, any payments made to third parties in accordance with the terms of the Finance Documents to preserve, protect or enhance any security interest granted to the Lender).

18.                                    GUARANTEE AND INDEMNITY

18.1                             Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

18.1.1                   guarantees to the Lender punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

18.1.2                   undertakes with the Lender that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

18.1.3                   indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Lender would otherwise have been entitled to recover.

18.2                             Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3                             Reinstatement

If any payment by an Obligor or any discharge given by a Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

18.3.1                   the Liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

18.3.2                   the Lender shall be entitled to recover the value or amount of that security or payment from any Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4                             Waiver of defences

The obligations of each Guarantor under this clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this clause 18 (without limitation and whether or not known to it or the Lender) including:

18.4.1                   any time, waiver or consent granted to, or composition with, any Obligor or other person;

18.4.2                   the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

18.4.3                   the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security:

(a)                                     any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(b)                                     any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(c)                                      any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(d)                                     any insolvency or similar proceedings.

18.5                             Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or Lender on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6                             Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or Lender on its behalf) may:

18.6.1                   refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or Lender on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

18.6.2                   hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 18.

18.7                             Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

18.7.1                   to be indemnified by an Obligor;

18.7.2                   to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

18.7.3                   to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender.

18.8                             Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender. The obligations of each Guarantor shall be valid and enforceable notwithstanding that those expressed to be assumed by any other Guarantor are invalid or unenforceable for any reason whatsoever.

19.                                    REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this clause 19 to the Lender on the date of this Agreement.

19.1                             Status

19.1.1                   It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

19.1.2                   It has the power to own its assets and carry on its business as it is being conducted.

19.2                             Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

19.3                             Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

19.3.1                   any law or regulation applicable to it;

19.3.2                   its constitutional documents; or

19.3.3                   any agreement or instrument binding upon or any of its assets.

19.4                             Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5                             Validity and admissibility in evidence

All Authorisations required or desirable:

19.5.1                   to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

19.5.2                   to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6                             No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.7                             No default

19.7.1                   No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

19.7.2                   No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries) assets are subject which might have a Material Adverse Effect.

19.8                             No misleading information

19.8.1                   Any information provided by any member of the Group (i) in connection with the negotiation of the Facilities and the Finance Documents and (ii) in connection with any valuations or reports required to be prepared for the purposes of this Agreement was (in each case) true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

19.8.2                   Nothing has occurred since the date on which such information was provided which would render it untrue or misleading in any material respect.

19.9                             Financial statements

Its latest audited financial statement were prepared in accordance with GAAP consistently applied.

Its latest audited financial statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

There has been no material adverse change in its business or financial condition since the date to which its latest audited financial statements were made up.

19.10                      Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.11                      No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse

Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

19.12                      Retention of Title

Any list provided to the Lender prior to the date of this Agreement and which provides details of those suppliers whose terms of business include retention of title provisions is complete and accurate in all material respects.

19.13                      Bank Accounts

All the accounts maintained or used by any Obligor at any Bank or financial institution have been included within the definition of Charged Accounts.

19.14                      Repetition

The representations in this clause 19 are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request.

20.                                    INFORMATION UNDERTAKINGS

The undertakings in this clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1                             Notification of default

Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.2                             Security and Financial Undertakings

Each Obligor will comply with the undertakings set out in Schedule 3 (Undertakings regarding Receivables etc).

21.                                    GENERAL UNDERTAKINGS

The undertakings in this clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Facility remains available for utilisation.

21.1                             Authorisations

Each Obligor shall promptly:

21.1.1                   obtain, comply with and do all that is necessary to maintain in full force and effect; and

21.1.2                   supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2                             Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3                             Negative pledge

No Obligor shall create or permit to subsist any Security Interest (other than a Permitted Security Interest) over any of its assets.

No Obligor shall:

21.3.1                   sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

21.3.2                   enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

21.3.3                   enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.4                             Disposals

21.4.1                   No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.4.2                   Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(a)                                     relating to the disposal of Stock and made in the ordinary course of trading;

(b)                                     relating to the application of cash in the acquisition of goods and services in the ordinary course of trading and in a manner consistent with the Finance Documents;

(c)                                      relating to the disposal of obsolete assets where any proceeds of sale are paid into a blocked account;

(d)                                     any disposal of any asset where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above) does not exceed US$30,000 (or its equivalent in another currency or currencies) in any financial year and the proceeds are paid into a Blocked Account;

(e)                                      which has been approved in writing by the Lender.

21.5                             Mergers and Acquisitions

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction or acquire any business, undertaking or (except in the ordinary course of business) other assets of any kind without the prior written consent of the Lender, such consent not to be unreasonably withheld.

21.6                             Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company any Obligor from that carried on at the date of this Agreement.

21.7                             Intra-Group Arrangements

No Obligor will, without obtaining the Lender’s prior written consent (such consent not to be unreasonably withheld):

21.7.1                   pay any dividend or make any other distribution of any of its assets to its shareholders or any of them; or

21.7.2                   (subject to (c) below) pay any other moneys, whether by way of interest, management fees or otherwise howsoever, to any affiliate, subsidiary or any shareholder, director or employee except for (i) payments in the ordinary course of, and pursuant to the reasonable requirements of, trading and on arms length commercial terms and (ii) payments which comply with the terms of clause 6.4;

21.7.3                   pay any sales commissions to any of its Affiliates in excess of 10 per cent; or

21.7.4                   redeem any of its ordinary or preference share capital.

21.8                             Financial Indebtedness

No Obligor will incur any Financial Indebtedness other than:

21.8.1                   under the Finance Documents;

21.8.2                   normal trade credit granted to it in the ordinary course of business;

21.8.3                   equipment, vehicle and operating leases and hire purchase transactions entered into in the ordinary course of business where the total annual Financial Indebtedness for such leases and transactions for the Obligors as a whole does not exceed US$500,000 at any one tune; or

21.8.4                   with respect to loans made to it by another Obligor which is a Chargor under the Debenture.

21.9                             Making Loans

No Obligor will be a creditor with respect to any Financial Indebtedness except for:

21.9.1                   the grant of normal trade credit in the ordinary course of its trade;

21.9.2                   loans made by it to another Obligor which is a Charger under the Debenture; and

21.9.3                   loans made in compliance with the terms of clause 6.4.

21.10                      Bank Accounts

No Obligor will, open or maintain any account of any type with any bank or financial institution providing like services other than the Charged Accounts.

21.11                      Insurance

21.11.1            Each Obligor will:

(a)                                     as regards all its assets and property of any kind (i) arrange and maintain in full force and effect insurances (including consequential loss, business interruption and public liability and damage and other insurances usually maintained by companies carrying on the same type of business under similar circumstances) in such amounts, on such terms and with such insurers as the Lender may approve and (ii) arrange and maintain such further and other insurances as the Lender may reasonably request;

(b)                                     procure that the Lender’s interest is noted on all policies relating to insurances so arranged in such manner as the Lender may in its absolute discretion require and will use all reasonable endeavours to ensure that the Lender is named as sole loss payee in respect of all assets and property of any kind of each Obligor (but without having any obligation for premium);

(c)                                      ensure that every policy of insurance contains a standard mortgagee clause, whereby such insurance will not be invalidated, vitiated or avoided as against a mortgagee (or such other terms as the Lender may agree);

(d)                                     supply to the Lender copies of all such policies of insurance and all endorsements and renewals of such policies, together with receipts for premiums;

(e)                                      duly and punctually pay all premiums in respect of its insurances and not do or omit to do any act, matter or thing whereby any such insurance may be or becomes void or voidable at the option of the insurers or settle any claim in respect of those insurances without the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed;

(f)                                        comply with, enforce and not waive, release, terminate or vary (or agree so to do) any obligations arising under all policies of insurance and in particular, but without limitation, it shall notify the Lender immediately upon receiving notice from any insurer that the details of any insurance policy are to change in any way and upon receiving notice from any insurer terminating any insurance policies;

(g)                                      in the event that it receives from any insurer notice that such insurer is terminating any insurance policy, it shall use all reasonable endeavours to enter into a corresponding policy with an insurer approved by the Lender and procure that such steps are taken as may be necessary to ensure that such policy complies in all respects with the terms of this Agreement;

(h)                                     as soon as reasonably practicable give notice to the Lender of any occurrence which gives rise, or might give rise, to a claim exceeding $20,000 under any policy of insurance.

21.11.2            If any Obligor at any time fails to perform any of its obligations contained in this clause 21.12 the Lender may effect or renew such insurance as it thinks fit and such Obligor shall reimburse the Lender for the costs thereby incurred on demand.

21.12                      Financial Year End

No Obligor will alter its financial year end.

21.13                      Taxes

Each Obligor will promptly pay all Taxes as and when they fall due (except where the Lender agrees that any relevant amounts are subject to a bona fide dispute).

21.14                      Change of Name

No Obligor will change its name without giving the Lender 30 days’ prior written notice of the proposed new name and will supply a copy of the relevant certificate of incorporation on change of name to the Lender as soon as it becomes available.

22.                                    EVENTS OF DEFAULT

Each of the events or circumstances set out in clause 22 is an Event of Default.

22.1                             Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless (i) its failure to pay is caused by administrative or technical error (not attributable to an Obligor) and (ii) payment is made within two Business Days of its due date.

22.2                             Other obligations

22.2.1                   An Obligor does not comply with the provisions of clauses 21.3 (Negative Pledge), 21.4 (Disposals), 21.9 (Financial Indebtedness), 21.12 (Insurance) or any of the financial undertakings set out in paragraph (B) Schedule 3 (Reporting and Financial Undertakings).

22.2.2                   An Obligor does not comply with any of the reporting undertaking set out in paragraph (A) of Schedule 3 (Reporting and Financial Undertakings) within two Business Days of the date on which the Obligor ought to have so complied.

22.2.3                   An Obligor does not comply with any other provision of the Finance Documents and, where such non-compliance is capable of remedy, such Obligor fails to remedy same with ten Business Days of becoming aware thereof.

22.3                             Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.4                             Cross default

22.4.1                   Any Financial Indebtedness of any Obligor exceeding US$50,000 (or its equivalent in other currencies) in the aggregate is not paid when due.

22.4.2                   An event of default (however described) occurs under any document relating to Financial Indebtedness of any Obligor exceeding US$50,000 (or its equivalent in other currencies).

22.4.3                   Any Security Interest with respect to any Financial Indebtedness of any Obligor becomes enforceable.

2.24.4                   An amount in excess of US$2 million in aggregate owed to trade creditors of any Obligor remains outstanding following the expiry of any customary trade credit period.

22.5                             Insolvency

22.5.1                   An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

22.5.2                   The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

22.5.3                   A moratorium is declared in respect of any indebtedness of any Obligor.

22.6                             Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

22.6.1                   the suspension of payments, a moratoriurn of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

22.6.2                   a composition, assignment or arrangement with any creditor of any Obligor;

22.6.3                   the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

22.6.4                   enforcement of any Security over any assets of any Obligor,

22.6.5                   or any analogous procedure or step is taken in any jurisdiction.

22.7                             Cessation of Business

Any Obligor ceases or threatens to cease, to carry on all or a substantial part of its business without the Lender’s prior written consent, such consent not to be unreasonably withheld.

22.8                             Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset of any Obligor and is not discharged within 14 days unless either (i) the Lender has given its written consent to that effect or (ii) the Company has demonstrated to the satisfaction of the Lender that such proceedings are being contested in good faith.

22.9                             Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.10                      Change of Control

Any single person or group of persons acting in conceit (as defined in the City Code on Takeovers and Mergers) not having control of the Company as at the date of this Agreement acquires or agrees to acquire control (as defined in section 416 of the Income and Corporation Taxes Act 1988) of the Company.

22.11                      Charged Account Arrangements

Any bank repudiates or purports to terminate the arrangements set out in the Debenture in relation to any Charged Account (unless the Company has established alternative arrangements in all respects satisfactory to the Lender) or a cash-sweep or payment required to be made under any Finance Document from a Charged Account is not made in the amount and manner required.

22.12                      Material adverse change

An Event or series of events occurs which, in the reasonable opinion of the Lender, could be expected to have a Material Adverse Effect

22.13                      Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Company:

22.13.1            cancel the Facilities whereupon they shall immediately be cancelled;

22.13.2            declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

22.13.3            declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lenders.

22.13.4            declare that the Company shall immediately pay or procure the payment of cash cover in respect of the Outstanding Purchase Price and the L/Cs. The provisions of clause 10.10 (Cash collateral) shall apply to any cash cover to be provided under this clause 22.13.4.

22.14                      Leader’s Rights following Default

Without prejudice to the other provisions of this clause 22 or any of its other rights under any Finance Documents, the Lender may, at any time while a Default is continuing (and without incurring any liability for the exercise or non-exercise of any such power):

22.14.1            require each Obligor immediately to deliver to it all original documents relating to the Receivables and the contracts giving rise to them; and/or

22.14.2            give notice (or require the relevant Obligors to give notice) to the account debtors to the effect that the Receivables have been assigned to the Lender and requiring that payment be made to such account as the Lender may specify;

22.14.3            extend the time for payment of any Receivable or otherwise enter into any arrangements for the settlement, compromise, release or discharge of any receivable; and/or

22.14.4            generally take such action as it may deem fit for the protection of any rights, remedies or security conferred upon it by any of the Finance Documents.

22.15                      Default by Lender

On and at any time after the occurrence of any of the events below which is continuing the Company may, by notice to the Lender cancel the Facilities whereupon they shall immediately be cancelled and declare that all sums accrued or outstanding from the Lender to the Company be immediately due and payable:

22.15.1            the Lender is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

22.15.2            the value of the assets of the Lender is less than its liabilities (taking into account contingent and prospective liabilities);

22.15.3            a moratorium is declared in respect of any indebtedness of the Lender; or

22.15.4            any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)                                     the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Lender;

(b)                                     a composition, assignment or arrangement with any creditor of the Lender;

(c)                                      the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Lender or any of its assets; or

(d)                                     enforcement of any security over any assets of the Lender.

23.                                    CHANGES TO THE LENDER

23.1                             Assignments and transfers by the Lender

The Lender may at any time assign, transfer, delegate or offer participations in all or a proportion of its rights and obligations under the Finance Documents.

24.                                    CHANGES TO THE OBLIGORS

24.1                             Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2                             Additional Borrowers

The Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

24.2.1                   the Lender approves the addition of that Subsidiary;

24.2.2                   the Company delivers to the Lender a duly completed and executed Accession Letter and Deed of Accession;

24.2.3                   the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

24.2.4                   the Lender has received with respect to the Additional Obligor, documentation corresponding to that Listed in paragraph (A) and (B) of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Lender.

24.3                             Additional Guarantors

The Company shall procure that each of its Subsidiaries is a Guarantor. If any company becomes a Subsidiary after the date of this Agreement, the Company shall procure that such Subsidiary becomes a Guarantor by delivery to the Lender:

24.3.1                   a duly completed and executed Accession Letter and Deed of Accession; and

24.3.2                   all of the corresponding documents and other evidence listed in paragraphs (A) and (B) of Schedule 2 (Conditions precedent) in relation to that Guarantor, each in form and substance satisfactory to the Lender.

The Company shall not be obliged to procure that ViewSonic Limited becomes a Guarantor, unless and until it acquires any assets or commences any business.

24.4                             Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.                                    NOTICES

25.1                             Communications

Any communication, consent or other approval to be made or given under or in connection with the Finance Documents shall be made in writing, may be made by fax or letter and shall be deemed to have been received as follows:

25.1.1                   if by way of fax, when received in legible form; or

25.1.2                   if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

25.2                             Address

Any notice to be given to the Company or any Obligor shall be given to the Company at the address or fax number set out on the execution pages. Each Obligor irrevocably appoints the Company as its agent for the purpose of receiving any such notice. Any notice to be given to the Lender shall be given to it at the address or fax number set out on the execution pages. Either party may change these details by notice to the other.

26.                                    MISCELLANEOUS PROVISIONS

26.1                             Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.2                             Disclosure of Information

The Under may disclose to any person with whom it proposes to enter into (or has entered into) any assignment, transfer, participation or other arrangement with respect to this Agreement such information concerning the Obligors as it thinks fit, and may advertise or publicise the transaction evidenced by this Agreement to such extent and in such manner as it sees fit.

26.3                             Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27.                                    REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

28.                                    COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures an the counterparts were on a single copy of the Finance Document.

29.                                    GOVERNING LAW

This Agreement is governed by the law of England and Wales.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Obligors

Part I

The Original Borrowers

Name of Original Borrower	Registration number (or equivalent, if any)
ViewSonic Europe Limited	03131161

Part II

The Original Guarantors

Name of Original Guarantor	Registration number (or equivalent, if any)
ViewSonic Sarl	B404 220 139 (Commercial and Companies Registry of Versailles)
ViewSonic Technology GmbH	40 HRB 5493 (Commercial Court of Krefeld)

SCHEDULE 2

Conditions Precedent

(A)                                   Original Obligors

1.                                           A certified copy of the constitutional documents of each Original Obligor.

2.                                           A certified copy of a resolution of the board of directors of each Original Obligor approving the execution of the Finance Documents and the taking of any action required or permitted pursuant thereto.

3.                                           A specimen of the signature of each person authorised to give notices on behalf of each Obligor.

4.                                           A certificate of each Obligor (signed by a director) confirming that the execution and performance of this Agreement does not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

5.                                           Satisfactory company and/or other searches.

6.                                           Such legal opinions and other documents as the Lender may require to confirm the validity and enforceability of the Finance Documents.

(B)                                  Security And Other Documents

7.                                           The Finance Documents, duly executed by the parties thereto together with such further documents as the Lender may require in connection with the completion, registration, perfection or enforceability thereof or of any security intended to be created thereby.

8.                                           Certified copies of (i) all notices of assignment and other notices required to be given pursuant to the Debenture to Barclays Bank plc and (ii) all acknowledgements required to be given with respect thereto, duly executed by the recipient.

9.                                           A report or other evidence as to the insurances maintained by each Obligor and their conformity to the terms of the Finance Documents (including (i) confirmation that the Lender is noted as mortgagee and loss payee in relation to the property and assets of the Obligors and (ii) without limiting the generality of this paragraph, confirmation that adequate insurance on stock at bonded warehouses and at sea is in force).

10.                                    In relation to Stock held in the Netherlands, a third party pledge holders agreement.

11.                                    Evidence that the Blocked Accounts have been opened, together with copies of the completed mandates.

12.                                    Details of the amounts standing to the credit of each Charged Account as at the date on which such details are delivered.

13.                                    Evidence that the assets and undertakings of each Obligor are free of any Security Interest (other than a Permitted Security Interest).

14.                                    A telephone and facsimile indemnity executed by each Borrower.

(C)                                  Availability Limit Information

15.                                    Such information as the Lender may require in order to determine, as at the date of this Agreement, (i) the amount of the Eligible Receivables, (ii) the Net Stock Value and (iii) the Availability Limits pursuant to clause 6 (Restrictions applicable to individual Facilities) and (ii) the Reserves).

16.                                    Such information as the Lender may require in order to identify or determine (i) those Suppliers of Stock to the Obligors which supply on title retention terms, (ii) those customers of the Obligors which acquire stock on sale or return terms, (iii) which Stock is supplied by any Obligor otherwise than as principal (whether as a consignee or otherwise) and (iv) the nature of the payment terms which apply as between the Obligors and their customers.

17.                                    Evidence that the total amount available for Utilisation (following the first Utilisation) and net of any past due payables will be not less than $3,000,000.

(D)                                 Miscellaneous Items

18.                                    Confirmation that VAT and similar customs duties in the Netherlands either do not create the requirement for a Reserve in accordance with the Lender’s normal lending practices or, if a Reserve is required, that adequate provision has been made.

19.                                    Confirmation that the Company is licensed by Viewsonic Corporation to use the brand name “Viewsonic”, and that such licence is on terms acceptable to the Lender.

20.                                    Receipt of Viewsonic Corporation’s financial statements for the period to 31 December 2003.

SCHEDULE 3

Reporting and Financial Undertakings

(A)   REPORTING REQUIREMENTS

1.   Immediate Reporting Requirements

Each Obligor will furnish to the Lender full details of each of the following matters as soon as such Obligor becomes aware thereof:

(a)         any material delay in such Obligor’s performance of its obligations to an account debtor, (ii) any assertion by any account debtor of any right of set-off, defence, counterclaim or similar right with respect to any Receivable, (iii) any information coming to its attention which may be materially adverse to the financial condition of any account debtor and (iv) any information coming to its attention which might lead the Lender to consider any Receivables as no longer constituting Eligible Receivables;

(b)         any return of Stock by an account debtor where that Stock has a value in excess of US$50,000 and an equivalent replacement order has not been placed;

(c)          any supplier who imposes retention of title clauses (other than any mentioned in a list provided for the purposes of clause 19.12);

(d)         the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect.

2.   Daily Reporting Requirements

On each day on which the amount available for Utilisation under this Agreement is less than US$3,000,000 each Obligor will furnish to the Lender on a daily basis:

(a)         the sales book for the day, listing invoices delivered;

(b)         schedules of Receivables, collections and credits; and

(c)          schedules of Receivables which are (or are alleged by the account debtor to be) subject to any restriction on assignment or charge.

3.   Weekly Reporting Requirements

Each Obligor will furnish to the Lender on a weekly basis:

(a)         the sales book for the week, listing invoices delivered;

(b)         a report on any Stock and Receivables which may for any reason no longer fall to be treated as Eligible Stock or Eligible Receivables;

(c)          (so long as any amounts are outstanding under this Agreement) a weekly Stock Report; and

(d)         (so long as any amounts are outstanding under this Agreement) a report on Eligible Stock and Eligible Receivables enabling the Lender to calculate the Total Availability.

4.   Monthly Reporting Requirements

Each Obligor will furnish to the Lender (in a format acceptable to the Lender):

(a)         on a monthly basis, a stock report in the form from time to time required by the Lender;

(b)         within 15 days of the end of each month or at such other times and with respect to such other periods as the Lender may require, full details (in such form as the Lender may from time to time require) of:

(i)             a summary of ageings of payables and a detailed ageing of Receivables with dated invoices;

(ii)         the sales book for the month, listing invoices delivered;

(iii)     details of any new retention of title clauses imposed by suppliers;

(iv)       a report showing Stock and sales days, Stock returned by distributors and Stock discontinued;

(v)           a list of all shipments of Goods on water, showing those where bills of lading are held and those where they are awaited;

(vi)       a reconciliation of roll forward of Stock and Receivables to aged listings and to management accounts; and

(vii)   all Stock by category and location;

(c)          as soon as the same become available, but in any event within 30 days after the end of each monthly management accounting period (and in each case in a format acceptable to the Lender):

(i)             fall individual and consolidated accounts for that period for itself and each Obligor, including profit and loss, balance sheet and cashflow statements;

(ii)         details of Stock figures and valuations for that month, a breakdown of the value and identity of preferential creditors for that month and details of all input and output VAT; and

(iii)     a report on future capital expenditure requirements;

(d)         together with the accounts referred to in (c) above, a certificate from a Director of the Company confirming that the Company was in compliance with the Trading Cashflow Covenant in paragraph (B) below as at the date to which such accounts were made up; and

(e)          on a monthly basis and on a best endeavours basis, a summary of inventory held by Ingram on behalf of the Obligors.

5.   Annual Reporting Requirements

The Company shall supply to the Lender:

(a)         as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)             its audited financial statements (consolidated where appropriate) for that financial year; and

(ii)         the audited financial statements of each Obligor and of ViewSonic Corporation for that financial year;

(b)         together with the accounts referred to in (a) above, a certificate from its auditors confirming that the Company was in compliance with the Trading Cashflow Covenant in paragraph (B) below as at the date to which such accounts were made up.

(c)          no later than the fifteenth day of each of its financial years:

(i)             its forecasts for that year including profit and loss, balance sheet and cashflow projections;

(ii)         a physical count of Stock with a report thereon; and

(iii)     a copy of all its current insurance policies.

6.   On Request Reporting Requirements

Each Obligor will Famish to the Lender (in a format acceptable to the Lender) upon the Lender’s request to that effect:

(a)         an appraisal of its Stock addressed to the Lender and in a form and prepared by an appraiser acceptable to the Lender;

(b)         such further information regarding the financial condition, business and operations of any Obligor as the Lender may reasonably request.

7.   Reporting Requirements on Issue

Each Obligor will furnish to the Lender all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched.

8.   Provisions with respect to Stock, Receivables and Assets

(a)         If, at any time, any Stock is returned to an Obligor by an account debtor or is reclaimed or repossessed, then:

(i)             the related Receivable will cease to be an Eligible Receivable; and

(ii)         if so requested by the Lender, the relevant Obligor shall (i) hold the returned Stock on trust for the Lender, (ii) segregate die returned Stock from its other property,

(iii)     dispose of the returned Stock only in accordance with the Lender’s instructions and (iv) not issue and credits, discounts or allowances with respect to the returned Stock without the Lender’s prior written consent

(b)         Each Obligor undertakes to maintain complete, accurate and up to date debtor records (including transport documents evidencing that goods have been despatched and payment is due), and to allow the Lender access to those records on request.

(c)          Each Obligor acknowledges that the Lender may take such steps as it may deem appropriate to verify any asset of such Obligor (whether by direct enquiry with account debtors or otherwise howsoever), on the proviso that it first informs the relevant Obligor of such.

9.   Provisions with respect To Stock

(a)         With respect to its Stock, each Obligor will:

(i)             at all times maintain perpetual stock records acceptable to the Lender, which shall accurately itemise and describe (i) the kind, type, quality and quantity of such Stock, (ii) the cost of such Stock and (iii) the daily additions to/withdrawals from such Stock;

(ii)         conduct a physical count of such Stock at least once a year and (if an Event of Default is continuing) at such other times as the Lender may require, and deliver to the Lender a report acceptable to it with respect to such count;

(iii)     (except for sales of Stock in the ordinary course of business and movements of Stock for demonstration, inspection or testing or any other purpose previously approved by the Lender in writing) not remove any Stock from property controlled by it or from a public warehouse;

(iv)       produce, use, store and maintain its Stock with reasonable care and in accordance with all regulatory and material insurance requirements;

(v)           not, without the Lender’s prior written consent, sell any Stock exceeding US$10,000 on sale or return or similar terms except for (i) sales to Ingram and (ii) the sale of Stock to distributors on a rotation basis in accordance with arrangements previously disclosed to the Lender;

(vi)       keep the Stock in good and marketable condition and not (without the prior written consent of the Lender) accept any consignment stock.

10.   Provisions with respect to Financial Statements and Audit

(a)         Each set of financial statements delivered by the Company pursuant the provisions of this schedule shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up. The Company shall procure that all audited financial statements so delivered are (i) prepared by auditors previously approved by the Lender and (ii) prepared in accordance with GAAP and using accounting principles and policies which are consistently applied.

(b)         Each Obligor will permit the Lender or its appointed representatives or agents at the relevant Obligor’s expense to conduct an audit of its financial records, systems and forecasts on a quarterly basis or, following a Default at more frequent intervals as the Lender may stipulate and will afford all co-operation to the Lender and its representatives or agents to enable such audit to take place. The costs and expenses of audits conducted by the Lender or its appointed representative shall be restricted in accordance with the provisions of clause 17.3.

11.   Definitions

“Eligible Receivables”   means, at any time, any Receivables at such time which are evidenced by an invoice rendered by a Borrower to account debtors save for any Receivable which (in the opinion of the Lender):

(a)         does not arise from the actual and bona fide sale and delivery of goods or rendering of services in the ordinary come of the business of the relevant Borrower;

(b)         remains fully or partly unpaid after its Maturity Date or such longer period as may be agreed by the Lender;

(c)          is owing by a single account debtor if Receivables representing 50 per cent or more of the aggregate balance owing by such account debtor to the Borrowers are not Eligible Receivables by reason of the operation of paragraph (b) above;

(d)         with respect to which the account debtor is a director, officer, employee or Affiliate of any Obligor;

(e)          with respect to which the account debtor has or has asserted a counterclaim or has a right of set off, to the extent of such counterclaim or set off;

(f)            as to which (i) performance has not been completed by the relevant Borrower, (ii) no invoice has been rendered or (iii) the relevant Borrower is not entitled to assign;

(g)          with respect to which the account debtor is the subject of any winding up, administration or similar procedure indicative of insolvency;

(h)         with respect to which the account debtor’s obligation to pay the Receivable is in any respect conditional or subject to any right of return, rejection or similar right;

(i)            owed by an account debtor whose total indebtedness to the Obligors exceeds any credit limit set by the Lender from time to time, to the extent of such excess;

(j)            where there are proceedings or actions which are threatened or pending against the relevant account debtors which may result in any material adverse change in any such account debtor’s financial condition;

(k)         where there are facts, events or occurrences which would impair the validity, enforceability, collectability or full recoverability of that Receivable.

Notwithstanding the foregoing provisions, Receivables may be treated as Eligible Receivables for these purposes if:

(a)         they are owing by debtors established in an Eligible Country and are approved by the Lender on a case by case basis (in which event the provisions of paragraph (a) of the definition of “Purchase Price” shall apply to them);

(b)         they are owing by debtors established in an Ineligible Country and are approved by the Lender on a case by case basis (in which event the provisions of paragraph (b) of the definition of “Purchase Price” shall apply to them).

“Eligible Stock”   means all Stock save for any Stock which, at any time and in the opinion of the Lender:

(a)         is obsolete, slow-moving, (i.e. with over 360 Sales Days) not in good condition or not currently usable or saleable;

(b)         is held at third party premises without acceptable access arrangements for the Lender;

(c)          constitutes materials over which the Lender does not have a valid first ranking fixed or floating charge under the Security Documents;

(d)         constitutes consumables used in a Borrower’s business or constitutes packaging or shipping materials;

(e)          constitutes returned, damaged or defective materials;

(f)            is held by a Borrower as consignee for a third party;

(g)          is not the property of the relevant Borrower by virtue of retention of title or Romalpa provisions in favour of any person;

(h)         is spare parts or scrap;

(i)            is in transit outside property which is owned and controlled by any Obligor or its agents or representatives except in cases where they are (i) in transit on water between a supplier and such properties and the aggregate value of such Stock does not at any time exceed the sum of US$13,636,363 or (ii) in transit to a an Obligor and the Lender has direct access to all originals of the bills of lading or other documents of title with respect to such Stock and has received all such other documents as the Lender requires to perfect its security and to obtain possession from any third party; or

(j)            is unsuitable for forming the basis of a lending decision as a result of any legal, regulatory or similar consideration.

(B)   FINANCIAL UNDERTAKINGS

Trading Cashflow Covenant

The Company shall procure that the Trading Cashflow is greater than zero in respect of each Review Period.

SCHEDULE 4

Forms of Request

Part I—Form of Purchase Request

[On letterhead of relevant Borrower)

Date:
To:	Burdale Financial Limited
53 Queen Anne Street
LONDON W1G9HP
Attention:	Company Secretary

Dear Sirs,

Facility Agreement dated _______(the “Facility Agreement”)

We refer to the Facility Agreement, terms defined in which have the same meaning when used in this Purchase Request.

1.                We wish to sell to Burdale on or before ______ or such later date as we may agree with the Lender (the “Purchase Date”) the Receivables numbered assignment_______ amounting to £______ details of which are set out in the attached Schedule, initialled on each page for the purposes of identification.

2.                We hold the invoice strictly to your order and agree to supply it, or a copy (certified by an ______ officer of the relevant Facility Company or otherwise as the Lender may from time to time approve) together with certified copies of relevant shipping documents in respect of such Receivables, and a copy of our irrevocable instructions to the account debtor to pay the full invoice amount of the relevant Receivable (without deduction, withholding or set off) at maturity to a Blocked Account, forthwith upon your request.

3.                We further confirm that the relevant Receivables offered are readily identifiable from our books.

We confirm that no Default has occurred and is continuing or would result from the Lender purchasing the Receivables offered, no availability limit will be breached as a result of the Lender purchasing the Receivables offered and all the representations and warranties in clause 19 of the Facility Agreement which are to be made or repeated as at the date of this Purchase Request are true and correct.

Yours faithfully

for and on behalf of
VIEWSONIC EUROPE LIMITED

SCHEDULE

Invoice No	Account Debtor	Invoice Date

PART II—Form of Cash Request

[On letterhead of relevant Borrower]

Date:
To:	Burdale Financial Limited
53 Queen Anne Street
LONDON W1G9HP
Attention:	Company Secretary

Dear Sirs,

Facility Agreement dated _______(the “Facility Agreement”)

We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this Cash Request.

Pursuant to the terms of the Facility Agreement, we wish you to pay to us the sum of £________ ([WRITE AMOUNT IN WORDS ALSO]) as follows:

(a)          Utilisation Date:               ___________

(b)         Payment Instructions:      Please credit the following account:

Account Name: ___________________
Bank: ___________________Bank plc
Branch: ___________________ Branch
Account No: ___________________
Sort Code: __________ - __________ - ______________

We confirm that no Default has occurred and remains outstanding or would result from the requested Utilisation being made, no Availability Limit would be breached by the making of the requested Utilisation and that all the representations and warranties in clause 19 of the Facility Agreement (Representations) which are to be made or repeated as at the date of this Cash Request are true and correct.

Yours faithfully

for and on behalf of
[Borrower]

PART III—Form of L/C Request

[On letterhead of relevant Borrower]

Date:
To:	Burdale Financial Limited
53 Queen Anne Street
LONDON W1G9HP
Attention:	Company Secretary

Dear Sirs,

Facility Agreement dated _______(the “Facility Agreement”)

We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning when used in this L/C Request.

We wish to have [state type of L/C] opened for our account under the Facility Agreement as follows:

(a)	Issue Date:	________________
(b)	Expiry Date:	________________
(c)	Requested Amount:	________________
(d)	Beneficiary:	________________
(e)	Beneficiary’s bank account:	________________
(f)	Concerning:	[Reference the agreement under which the liability arises, describe its nature and quantify it]

We confirm that no Default has occurred and is continuing or would result from the requested Utilisation, no Availability Limit will be breached as a result of the requested Utilisation and all the representations and warranties in clause 19 (Representations) of the Facility Agreement which are to be made or repeated as at the date of this L/C Request are true and correct.

Yours faithfully

for and on behalf of
[Borrower]

SCHEDULE 5

Form of Accession Letter

To:	Burdale Financial Limited as Lender
From:	[Subsidiary] and ViewSonic Europe Limited
Dated:

Dear Sirs

ViewSonic Europe Limited - $20,000,000 Facility Agreement dated [__________] (the “Agreement”)

1.                 We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                 [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to clause [24.2 (Additional Borrowers)]/[clause 24.3 (Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                 [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                 The following bank accounts shall be Blocked Accounts of the Additional Obligor for the purposes of the Agreement. [Details to be inserted]

5.                 This Accession Letter is governed by the law of England and Wales.

[This Guarantor Accession Letter is entered into by deed.]

ViewSonic Europe Limited     [Subsidiary]

EXECUTION PAGES

THE COMPANY

Signed for and on behalf of		)
VIEWSONIC EUROPE LIMITED		)	/s/ Christopher Franey
Address:	ViewSonic House,	)
	Fleming Way,	)
	Crawley,	)
	RH10 2GA	)
Fax No.:	01293 643915)
Attention:	European Legal Counsel	)	President

THE ORIGINAL GUARANTORS

Signed for and on behalf of		)
VIEWSONIC SARL		)	/s/ Christopher Franey
Address:	ViewSonic House,	)
	Fleming Way,	)
	Crawley,	)
	RH10 2GA	)
Fax No.:	01293 643915)
Attention:	European Legal Counsel	)	Director

Signed for and on behalf of		)
VIEWSONIC TECHNOLOGY GMBH		)	/s/ Christopher Franey
Address:	ViewSonic House,	)
	Fleming Way,	)
	Crawley,	)
	RH10 2GA	)
Fax No.:	01293 643915)
Attention:	European Legal Counsel	)	Director

THE LENDER

Signed for and on behalf of		)
BURDALE FINANCIAL LIMITED		)	/s/ Nigel B. Hogg
Address:	53 Queen Anne Street, London, WIG 9HP,	)
Fax No.:	020 7935 5445)		Director
Attention:	Company Secretary	)

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.